Exhibit 10.5

WALDEN FEDERAL SAVINGS AND LOAN ASSOCIATION
AMENDED AND RESTATED
DIRECTORS’ RETIREMENT PLAN

This Amended and Restated Walden Federal Savings and Loan Association Directors’ Retirement Plan (the “Plan”) is hereby adopted as of March 9, 2007 by the Board of Directors (the “Board of Directors” or the “Board”) of Walden Federal Savings and Loan Association (the “Bank”), to provide members of the Board (each a “Director”) with retirement income benefits.  The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the Bank wishes to reward the years of extensive service provided by the current members of the Board of Directors and to continue to attract and to retain the best talent available to serve on its Board of Directors, and

WHEREAS, the Plan is intended to comply with Code Section 409A and the Final Regulations published thereunder in April 2007, and any regulatory or other guidance issued under such Section; and

WHEREAS, Code Section 409A requires that certain types of nonqualified deferred compensation arrangements comply with its terms or subject the recipients of such compensation to current taxes and penalties.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the Bank and the directors agree as follows:

ARTICLE I
DEFINITIONS

Administrator means the Board of Directors of the Bank, which shall have the authority to manage and control the operation of this Plan as set forth in Article III of the Plan.

Bank means Walden Federal Savings and Loan Association, Walden, New York.

Beneficiary means the individual or individuals designated by a Director to receive benefits in the event of death.

Benefit Accrual Fraction means A divided by B, whereby:

A = Completed Years of Service Following the Effective Date (maximum of 5 years); and
B = Five years

For purposes of this definition, a “Year of Service” shall mean each 12-month period of service completed by a Director after the Effective Date, or, for Directors who commence service after the Effective Date, each 12-month period of service completed after designation as a Director.

Benefit Payment means the benefit payment amount used to calculate a Director’s benefit under Section 2.1 as determined under the following schedule:

Years of Service as a Director	Benefit Payment Amount

1-9	$500 per completed Year of Service
10 but less than 20	$5,000
20 or more	$7,500

For purposes of this definition, a “Year of Service” shall mean each 12-month period of service completed by a Director, beginning with the date the Director commenced service as a member of the Board of Directors.

Cause means, with respect to a Director’s termination for Cause, removal as a result of the Director’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

Change in Control means a change in the ownership or effective control of the Bank, or a change in the ownership of a substantial portion of the assets of the Bank, as defined in Code Section 409A and applicable Treasury Regulations issued thereunder, provided, however, that in no event shall the conversion of the Bank to the full stock holding company form of organization constitute a “Change in Control” for purposes of this Plan.

Director means a member of the Board of Directors of the Bank serving as of the Effective Date.  The Board may, in its sole discretion, designate any new member of the Board of Directors as a Director for purposes of this Plan.

Effective Date means March 9, 2007.

Normal Retirement Age shall mean age 65.

Plan means this Walden Federal Savings and Loan Association Directors’ Retirement Plan.

Separation from Service means “Separation from Service” as set forth under the Treasury Regulations promulgated under Code Section 409A.

ARTICLE II
BENEFITS

2.1           Director Benefits.  Upon a Director’s Separation from Service (the “Termination Date”) on or after Normal Retirement Age, other than upon removal for Cause, the Director shall be entitled to receive an annual benefit in an amount determined by applying the following formula:

Annual Director Benefit = (Benefit Payment x Director Benefit Accrual Fraction)

Except as otherwise provided for herein, the annual benefit, if any, payable under this Section 2.1 shall be paid to the Director (or, if applicable, the Director’s designated Beneficiary) for ten (10) consecutive years, commencing within sixty (60) days following the Termination Date and continuing on each anniversary of the payment date thereafter.  Upon the death of a Director after the commencement of annual benefit payments, any remaining installments shall be paid to the Director’s designated Beneficiary(ies). In the event the Director’s death occurs after attainment of Normal Retirement Age, but prior to commencement of annual benefit payments under the Plan, the Director’s designated Beneficiary shall be paid in a lump sum amount that is actuarially equivalent to the Director’s total annual benefit, determined as of the Director’s date of death, and payable within sixty (60) days following the date of death.  Notwithstanding anything in this Plan to the contrary, in the event a Director’s Separation from Service (other than termination for Cause) occurs on or within two years after the effective date of a Change in Control, the Director’s Benefit Payment shall be calculated as if the Director had attained Normal Retirement Age, completed twenty (20) Years of Service, and had a Benefit Accrual Fraction of 1.0; such benefit shall be paid in the form of a lump sum amount that is actuarially equivalent to the Director’s total annual benefit.  The lump sum payment shall be made to the Director (or the Director’s designated Beneficiary) not later than ten (10) days after the Separation from Service.  In determining any lump sum amount, the Administrator shall use the same interest rate used by the Bank under FAS 87 to compute its liability with respect to the Plan for the fiscal year prior to the distribution date.  Except as otherwise set forth herein, no benefit shall be payable upon Separation from Service prior to attainment of Normal Retirement Age.

Section 2.2          Removal for Cause.  Notwithstanding anything in this Plan to the contrary, no benefit shall be payable under this Plan to a Director who is removed as a Director of the Bank or any affiliate of the Bank for Cause.

ARTICLE III
ADMINISTRATION

                Section 3.1         Administration of Plan.  The Administrator shall have complete responsibility for the administration of this Plan.  The Administrator shall have full power and authority to adopt rules and regulations for the administration of this Plan; provided, however, that such rules and regulations are not inconsistent with the provisions of this Plan.

Section 3.2          Delegation of Responsibility.  The Administrator may delegate duties involved in the administration of this Plan to such person or persons whose services are deemed by it to be necessary or convenient.

Section 3.3          Payment of Benefits.  The amounts payable as benefits under this Plan shall be paid solely from the general assets of the Bank.  No Director shall have any interest in any specific assets of the Bank under the terms of this Plan.  This Plan shall not be considered to create an escrow account, trust fund or other funding arrangement of any kind or a fiduciary relationship between any Director and the Bank.  The Bank’s obligations under this Plan are purely contractual and shall not be funded or secured in any way.

Section 3.4          Construction of Plan.  The Bank shall have the power to construe the Plan and to determine all questions of fact or law arising under the Plan.  It may correct any defect, supply any omission or reconcile any inconsistency in the Plan in such manner and to such extent as it may deem appropriate.

Section 3.5         Designation of Beneficiaries.  Each Director shall designate a Beneficiary and a contingent Beneficiary to whom death benefits due under the Plan at the date of his death shall be paid.  If any Director fails to designate a Beneficiary or if the designated Beneficiary predeceases any director, death benefits due under the Plan at that Director’s death shall be paid to his contingent Beneficiary or, if none, to the deceased Director’s surviving spouse, if any, and, if none, to the deceased Director’s estate.

ARTICLE IV
AMENDMENT OR TERMINATION OF PLAN

Section 4.1          Amendment.  The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall adversely affect the rights of Directors or their Beneficiaries with respect to amounts payable had this Plan terminated immediately prior to the amendment.

Section 4.2          Termination of the Plan.  Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay each Director annual amounts determined in accordance with Article 2 and based on their Benefit Payments and Benefit Accrual Fractions in effect on the Plan termination date.  Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)           The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)           The Board may terminate the Plan by irrevocable Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

(c)           The Board may terminate the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank; (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations section 1.409A-1(c) if any Director covered by this Plan was also covered by any of those other arrangements are also terminated; (iii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (iv) all payments are made within 24 months of the termination of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations section 1.409A-1(c) if the same Director participated in both arrangements, at any time within three years following the date of termination of the arrangement.

(d)           The Board may terminate the Plan pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

ARTICLE V
MISCELLANEOUS

Section 5.1          Successors.  This Plan shall be binding upon the successors of the Bank.

Section 5.2         Duration of Plan.  Subject to Section 4.1, this Plan shall terminate on the date on which all benefits have been distributed in full pursuant to the terms of this Plan.

Section 5.3          Governing Law.  This Plan shall be construed and interpreted pursuant to, and in accordance with, the laws of the State of New York, except to the extent that federal law applies.

Section 5.4          Non-Alienation.  No Director or his Beneficiary shall have any right to anticipate, pledge, alienate or assign any of his rights under this Plan, and any effort to do so shall be null and void.  The benefits payable under this Plan shall be exempt from the claims of creditors or other claimants and from all orders, decrees, levies and executions and any other legal process to the fullest extent that may be permitted by law.

Section 5.5         Gender and Number.  Words in one (1) gender shall be construed to include the other genders where appropriate; words in the singular or plural shall be construed as being in the plural or singular where appropriate.

Section 5.6          Headings.  The headings in this Plan are solely for convenience of reference and shall not affect its interpretation.

Section 5.7         Disclaimer.  The Bank makes no representations or assurances and assumes no responsibility as to the performance by any parties, solvency, compliance with state and federal securities regulation or state and federal tax consequences of this Plan or participation therein.  It shall be the responsibility of the respective Directors to determine such issues or any other pertinent issues to their own satisfaction.

Section 5.8        Section 409A Compliance.  This Plan shall be interpreted in accordance with, and shall comply in form and operation with, Section 409A of the Code.  Notwithstanding any provision of the Plan to the contrary, the Board of Directors of the Bank may adopt such amendments to the Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board of Directors of the Bank determines are necessary or appropriate to (a) exempt the benefits under the Plan from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided for under the Plan, or (b) comply with the requirements of Section 409A (including, without limitation, any related Department of Treasury guidance).

IN WITNESS WHEREOF, the Board has adopted this Plan as of the Effective Date.

WALDEN FEDERAL SAVINGS AND LOAN ASSOCIATION

December 18, 2008	By:	/s/ Graham S. Jamison
Date		For the Entire Board of Directors